Exhibit 10.3

January 13, 2014

Mr. Peter Stern

60 Columbus Circle

New York, NY 10023

Dear Peter:

Pursuant to Section 1 of the Employment Agreement effective as of November 1, 2011 between you and Time Warner Cable Inc. (the “Agreement”), the Agreement expires on October 31, 2014. This letter offers to amend the Agreement to extend the term through December 31, 2016. All other provisions of the Agreement will remain unchanged and in full force and effect.

Please indicate your acceptance of the foregoing extension of the term of your Agreement by executing this letter no later than January 31, 2014 and returning it immediately via interoffice mail to: Brad Donnelly, HR-Executive Compensation, Charlotte, NC.

Sincerely,

TIME WARNER CABLE INC.

By:	/s/ Rob Marcus
Rob Marcus
Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

Peter Stern
/s/ Peter Stern

Date:	January 15, 2014